Corporate News Release
Celanese Corporation
Investor Relations
1601 West LBJ Freeway
Dallas, Texas 75234-6034
Mark Oberle
Phone: +1 972 443 4464
Fax: +1 972 332 9373
Mark.Oberle@celanese.com

Celanese Corporation Reports Strong First Quarter Results; Raises Outlook for Full Year
First quarter highlights:
•	Net sales increased 9% to $1,631 million from prior year

•	Operating profit increased 41% to $239 million

•	Net earnings increased 72% to $201 million

•	Operating EBITDA increased 30% to $349 million

•	Diluted EPS increased 69% to $1.15

•	Adjusted EPS increased 54% to $0.91 from prior year

	Three Months Ended
	March 31,
(in $ millions, except per share data)	2007	2006

Net sales	1,631	1,498
Operating profit	239	169
Net earnings	201	117
Operating EBITDA [1]	349	269
Diluted EPS — continuing operations	$0.83	$0.57
Diluted EPS — Total	$1.15	$0.68
Adjusted EPS [1]	$0.91	$0.59

1 Non-U.S. GAAP measures. See reconciliation in tables 1 and 6.
Dallas, May 1, 2007: Celanese Corporation (NYSE: CE) today reported strong earnings in the first quarter with net sales of $1,631 million, a 9% increase from the prior year, driven by improved pricing on continued strong demand, volume increases in specialty businesses, and positive currency effects across the company. Net sales included partial quarter results from the company’s recent acquisition of the acetate flake, tow and film business of Acetate Products Limited (APL). Operating profit increased to $239 million from $169 million in the same period last year as operating margins expanded in Chemical Products and Acetate Products. A favorable Canadian methanol production contract and lower selling, general and administrative expenses contributed to the improved performance. Net earnings from continuing operations were $144 million versus $96 million in the first quarter of 2006. All operating results for both periods shown exclude the discontinued operations of the company’s oxo alcohol business sold in February 2007.
Adjusted earnings per share for the quarter were $0.91 compared to $0.59 in the same period last year. The 2007 adjusted results exclude $17 million in net expense primarily related to costs associated with the exit of an ethylene pipeline venture and certain other expenses which do not reflect underlying operations. Operating EBITDA for the quarter increased to $349 million from $269 million in the prior year period.
“The excellent results in the first quarter reflect the successful execution of our business strategy and the benefits of our balanced geographic and end market presence,” said David Weidman, chairman and chief executive officer. “Our leading global businesses are well-positioned in their respective industries to deliver earnings growth and increased shareholder value.”
Recent Highlights
•	Announced that its new, world-class GUR® ultra-high molecular weight polyethylene (UHMW-PE) facility will be located at its integrated chemical complex in Nanjing, China. Also announced approval of new Celstran® long-fiber reinforced thermoplastic (LFRT) production unit at the Nanjing complex.

•	Announced a strategic partnership with Accsys Technologies PLC, and its subsidiary Titan Wood, for application of Celanese’s core acetyl products in Accsys’ proprietary Accoya™ wood production process.

•	Entered a joint venture with Tianjin Shield Fine Chemical Company Limited to manufacture, distribute and sell the vinyl ester of neodecanoic acid, a monomer used to enhance vinyl-based emulsions systems. Commercial production of the joint venture’s 5,000 metric ton plant is expected to begin in late 2007 or early 2008.

•	Refinanced its senior credit facilities, senior subordinated notes and senior discount notes and repurchased approximately $72 million of its common stock, consistent with the company’s strategy to use its strong cash generation to create value for shareholders. Upgraded by Moody’s with affirmed ‘positive’ outlook and outlook revised to ‘positive’ by S&P.

•	Implemented two governance changes within its board of directors in support of the company’s independent status: the appointment of president and chief executive officer David N. Weidman to chairman, and the election of Mark C. Rohr, president and CEO of Albemarle Corporation, as an independent director.

•	Announced a new executive retention compensation program linked to shareholder value creation.

•	Completed the sale of oxo products and derivatives business for a selling price of €480 million.

•	Discontinued production of methanol and cellulose acetate flake at its manufacturing facility in Edmonton, Alberta, Canada.
First Quarter Segment Overview
Chemical Products
Chemical Products continued to benefit from strong global demand for its differentiated acetyl intermediates products. Net sales, excluding results of the divested oxo alcohol business, rose 6% to $1,078 million compared to the same period last year, primarily due to higher pricing in acetyl intermediates, favorable currency effects, and a beneficial Canadian methanol production contract. Operating profit increased 35% to $181 million compared to the same period last year on higher variable margins. Improved pricing and lower raw material costs drove the increased margins. Operating EBITDA increased 33% to $232 million due to the improved operating profit as well as higher dividend income from the company’s methanol and MTBE cost affiliate in Saudi Arabia.
Ticona Technical Polymers
Innovation and application development in Ticona continued to drive year-over-year volume growth, particularly in the European region. Net sales increased 13% to $262 million compared to the same period last year on increased volumes and positive currency effects, partially offset by lower pricing related to customer and application mix. Operating profit decreased to $36 million from $41 million in the same period last year as higher raw material and energy costs more than offset the volume increases. Operating EBITDA was $68 million compared to $69 million in the same period last year as performance in the company’s strategic equity investments was unchanged from the prior year.
Acetate Products
Acetate Products delivered strong performance in the quarter. Net sales increased 34% to $223 million compared to the same period last year mainly resulting from the company’s acquisition of the APL business in January 2007 and higher pricing on continued strong demand. Operating profit was $29 million versus $23 million in the same period last year. Higher pricing and lower energy costs more than offset increases in raw materials and temporarily higher manufacturing costs resulting from the previously announced closure of flake production at the company’s Canadian facility in March 2007. The results for the acquired APL business did not materially impact operating profit. Operating EBITDA increased to $37 million compared to $30 million in the same period last year.
Performance Products
Net sales for Performance Products decreased 8% to $45 million for the quarter compared to $49 million in the prior year period as positive currency effects did not offset lower volumes and slightly lower pricing. The lower volumes were primarily related to the company’s exit of its non-core lower margin trade business during the fourth quarter of 2006 and fewer customer product launches this year versus the prior year. Operating profit was $16 million compared to $17 million in the same period last year. Operating EBITDA decreased slightly to $20 million compared to $21 million in the same period last year.
Taxes
The tax rate for adjusted earnings per share was 28% in the first quarters of 2007 and 2006. The U.S. GAAP effective tax rate in 2007 will fluctuate from quarter to quarter given the U.S. GAAP treatment of the recapitalization transaction, described below, as an unusual item which will be accounted for as a discrete transaction in the second quarter. The adjusted tax rate is based on our previous guidance which did not include this transaction.
Equity and Cost Investments
Earnings from equity investments and dividends from cost investments, which are reflected in the company’s adjusted earnings and operating EBITDA, totaled $33 million in the first quarter, an increase of $8 million from last year on higher dividends from the company’s cost investment in Saudi Arabia, primarily associated with the timing of tax payments. Equity and cost investment dividends, which are included in operating cash flow, increased to $45 million from $24 million last year as the company received increased dividends from both its equity and cost investments, principally due to timing of dividends from the Infraserv equity investments.
Cash Flow
Net debt at the end of the first quarter was $2,374 million, a decrease of $333 million compared to the end of the fourth quarter of 2006. Cash and cash equivalents at the end of the quarter totaled $1,115 million, an increase of $324 million compared to the end of 2006. Cash proceeds from the oxo alcohol business divestiture, net of cash requirements to purchase the remaining share of the EOXO cost investment, were approximately $508 million. Cash requirements related to the acquisition of the APL business were approximately $119 million and the repurchase of Celanese AG shares were approximately $81 million. During the first quarter, the company generated approximately $86 million in cash flow from operations compared to $1 million in the prior year period, excluding cash used by the discontinued oxo alcohol business.
Summary of Recapitalization Transactions
In March 2007, the company announced a comprehensive recapitalization strategy to refinance its debt and repurchase shares. The transaction concluded in April 2007 as the company entered into a new credit facility of approximately $3.7 billion, consisting of $2.8 billion term loans due in 2014, a $650 million revolving credit facility due in 2013 and a $228 million credit linked revolving facility due in 2014. Proceeds from the new credit facility together with available cash were used to retire its $2.4 billion credit facility and redeem approximately $1.4 billion of the senior subordinated notes and senior discount notes. In connection with the refinancing, the company paid approximately $220 million of tender costs. As a result of the recapitalization, the company lowered its total debt by approximately $200 million.
The company now expects interest expense, excluding one-time items and net of interest income, to be between $205 million and $215 million for 2007 compared to $257 million for 2006.
Through a tender offer, the company also repurchased a total of $72 million of its Series A Common Stock at a purchase price of $30.50 per share. The total repurchase, representing approximately 1.5 percent of its currently outstanding common stock, included shares purchased in the tender offer and on a pro rata basis from investment funds associated with The Blackstone Group, L.P.
In total, the company used approximately $510 million of cash in April 2007 associated with the debt reduction, the closing of the refinancing transaction, and the share repurchase.
“These transactions are a major milestone in our strategy to improve our balance sheet and capture incremental earnings beginning in the second quarter of 2007,” said John J. Gallagher III, executive vice president and chief financial officer. “Through these actions, we have enhanced our operational and strategic flexibility while increasing shareholder value.”
Outlook
Based on the company’s strong performance in the first quarter, the continued strength in its global businesses and the success of its recapitalization efforts, the company raised its 2007 outlook for adjusted earnings per share to between $2.85 and $3.15, with a mid-point of $3.00 per share. The company’s previous guidance range was between $2.70 and $3.00 per share. Lower net interest expense from the refinancing represents an estimated incremental $0.10 per share improvement from the company’s previous guidance. The strong performance in the first quarter will be partially offset by an estimated additional $0.10 per share for the remainder of the year related to the company’s previously announced executive retention program. The company also increased its guidance range for operating EBITDA to between $1,180 million and $1,250 million from its previous range of between $1,155 million and $1,225 million.
“We remain optimistic about the outlook for the balance of the year based on continued strength in our global businesses,” said Weidman. “Our strengthening portfolio and the substantial progress we have made toward our six-point growth strategy will continue to deliver improved performance and value for our shareholders.”
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.7 billion in 2006, with over 60% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 8,900 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP
This release reflects four performance measures, operating EBITDA, affiliate

EBITDA, adjusted earnings per share, and net debt as non-U.S. GAAP measures. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA is operating profit; for adjusted earnings per share is earnings per common share-diluted; and for net debt is total debt.
Use of Non-U.S. GAAP Financial Information
•	Operating EBITDA, a measure used by management to measure performance, is defined as operating profit from continuing operations, plus equity in net earnings from affiliates, other income and depreciation and amortization, and further adjusted for other charges and adjustments. Our management believes operating EBITDA is useful to investors because it is one of the primary measures our management uses for its planning and budgeting processes and to monitor and evaluate financial and operating results. Operating EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to operating profit as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of operating EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, operating EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements nor does it represent the amount used in our debt covenants.

•	Affiliate EBITDA, a measure used by management to measure performance of its equity investments, is defined as the proportional operating profit plus the proportional depreciation and amortization of its equity investments. Affiliate EBITDA is not a recognized term under U.S. GAAP and is not meant to be an alternative to operating cash flow of the equity investments. The company has determined that it does not have sufficient ownership for operating control of these investments to consider their results on a consolidated basis. The company believes that investors should consider affiliate EBITDA when determining the equity investments’ overall value in the company.

•	Adjusted earnings per share is a measure used by management to measure performance. It is defined as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for other charges and adjustments, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method. We provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a GAAP financial measure because a forecast of Other Items is not practical. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

•	Net debt is defined as total debt less cash and cash equivalents. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s capital structure. Our management and credit analysts use net debt to evaluate the company’s capital structure and assess credit quality. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

Results Unaudited
The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Preliminary Consolidated Statements of Earnings- Unaudited

	Three Months Ended
	March 31,
(in $ millions, except per share data)	2007	2006

Net sales	1,631	1,498
Cost of sales	(1,240)	(1,160)

Gross profit	391	338

Selling, general and administrative expenses	(116)	(138)
Amortization of Intangibles [1]	(18)	(14)
Research and development expenses	(17)	(17)
Other charges	(1)	—
Foreign exchange (loss), net	(1)	—
Gain on disposition of assets, net	1	—

Operating profit	239	169

Equity in net earnings of affiliates	18	18
Interest expense	(72)	(71)
Interest income	14	8
Other income, net	5	6

Earnings from continuing operations before tax and minority interests	204	130

Income tax provision	(60)	(34)

Earnings from continuing operations	144	96

Earnings from discontinued operations:
Earnings from operation of discontinued operations	10	32
Gain on disposal of discontinued operations	31	-
Income tax benefit (expense)	16	(11)

Earnings from discontinued operations	57	21

Net earnings	201	117

Cumulative preferred stock dividend declared	(2)	(3)

Net earnings available to common shareholders	199	114

Earnings per common share — basic:
Continuing operations	$0.89	$0.59
Discontinued operations	0.36	0.13

Net earnings available to common shareholders	$1.25	$0.72

Earnings per common share — diluted:
Continuing operations	$0.83	$0.57
Discontinued operations	0.32	0.11

Net earnings available to common shareholders	$1.15	$0.68

Weighted average shares — basic	159.3	158.6
Weighted average shares — diluted	174.4	171.5

[1]	Customer related intangibles

Selected Preliminary Consolidated Balance Sheets Data — Unaudited

	March 31,	December 31,
(in $ millions)	2007	2006

SELECTED ASSETS DATA
Cash and cash equivalents	1,115	791
Restricted cash	0	46
Receivables:
Trade receivables, net	910	1,001
Other receivables	510	475
Inventories	584	653
Investments	733	763
Property, plant and equipment, net	2,047	2,155

SELECTED LIABILITIES DATA
Short-term borrowings and current installments of long-term debt — third party and affiliates	184	309
Trade payable — third parties and affiliates	731	823
Long-term debt	3,305	3,189
Benefit obligations	907	889

Table 1
Segment Data and Reconciliation of Operating Profit (Loss) to Operating EBITDA -a Non-U.S. GAAP Measure.

	Three Months Ended
	March 31,
(in $ millions)	2007	2006

Net Sales
Chemical Products	1,078	1,015
Technical Polymers Ticona	262	231
Acetate Products	223	167
Performance Products	45	49
Other Activities [1]	59	61
Intersegment eliminations	(36)	(25)

Total	1,631	1,498

Operating Profit (Loss)
Chemical Products	181	134
Technical Polymers Ticona	36	41
Acetate Products	29	23
Performance Products	16	17
Other Activities [1]	(23)	(46)

Total	239	169

Equity Earnings and Other Income/(Expense) [2]
Chemical Products	4	7
Technical Polymers Ticona	14	14
Acetate Products	—	—
Performance Products	—	—
Other Activities [1]	5	3

Total	23	24

Other Charges and Other Adjustments [3]
Chemical Products	13	(1)
Technical Polymers Ticona	1	(2)
Acetate Products	1	—
Performance Products	—	—
Other Activities [1]	4	13

Total	19	10

Depreciation and Amortization Expense
Chemical Products	34	34
Technical Polymers Ticona	17	16
Acetate Products	7	7
Performance Products	4	4
Other Activities [1]	6	5

Total	68	66

Operating EBITDA
Chemical Products	232	174
Technical Polymers Ticona	68	69
Acetate Products	37	30
Performance Products	20	21
Other Activities [1]	(8)	(25)

Total	349	269

[1]	Other Activities primarily includes corporate selling, general and administrative expenses and the results from AT Plastics and captive insurance companies.

[2]	Includes equity earnings from affiliates and other income/(expense), which is primarily dividends from cost investments.

[3]	Excludes adjustments to minority interest, net interest, taxes, depreciation, amortization and discontinued operations (See Table 7).

Table 2
Factors Affecting First Quarter 2007 Segment Net Sales Compared to First Quarter 2006

(in percent)	Volume	Price	Currency	Other [1]	Total

Chemical Products	0%	3%	3%	0%	6%
Technical Polymers Ticona	9%	-2%	5%	1%	13%
Acetate Products	2%	8%	0%	24%	34%
Performance Products	-11%	-1%	4%	0%	-8%
Total Company	1%	3%	3%	2%	9%

[1]	Primarily represents net sales from APL (Acetate), AT Plastics and captive insurance companies (Total Company).
Table 3
Cash Flow Information

	Three Months Ended
	March 31,
(in $ millions)	2007	2006

Net cash provided by (used in) operating activities	12	(1)
Net cash provided by (used in) investing activities	325	(106)
Net cash provided by (used in) financing activities	(17)	25
Exchange rate effects on cash	4	4
Cash and cash equivalents at beginning of period	791	390

Cash and cash equivalents at end of period	1,115	312

Table 4
Cash Dividends Received

	Three Months Ended
	March 31,
(in $ millions)	2007	2006

Dividends from equity investments	30	17
Dividends from cost investments	15	7

Total	45	24

Table 5
Net Debt — Reconciliation of a Non-U.S. GAAP Measure

	March 31,	December 31,
(in $ millions)	2007	2006

Short-term borrowings and current installments of long-term debt — third party and affiliates	184	309
Long-term debt	3,305	3,189

Total debt	3,489	3,498
Less: Cash and cash equivalents	1,115	791

Net Debt	2,374	2,707

Table 6
Adjusted Earnings Per Share — Reconciliation of a Non-U.S. GAAP Measure

	Three Months Ended
	March 31,
(in $ millions, except per share data)	2007	2006

Earnings from continuing operations before tax and minority interests	204	130
Non-GAAP Adjustments:
Other charges and other adjustments [1]	19	10
Refinancing costs	(2)	—

Adjusted earnings from continuing operations before tax and minority interests	221	140
Income tax provision on adjusted earnings [2]	(62)	(39)

Adjusted earnings from continuing operations	159	101
Earnings from discontinued operations, net of tax and adjustments [3]	7	23
Preferred dividends	(2)	(3)

Adjusted net earnings available to common shareholders	164	121
Add back: Preferred dividends	2	3

Adjusted net earnings for diluted adjusted EPS	166	124

Diluted shares (millions)

Weighted average shares outstanding	159.3	158.6
Assumed conversion of Preferred Shares	12.0	12.0
Assumed conversion of stock options	3.1	0.9

Total diluted shares	174.4	171.5

Adjusted EPS	0.91	0.59

Earnings per common share from discontinued operations, net of adjustments	0.04	0.13

Adjusted EPS including discontinued operations	0.95	0.72

[1]	See Table 7 for details

[2]	The adjusted U.S. GAAP tax rate for the three months ended March 31, 2007 is 28% based on the forecasted adjusted tax rate for 2007.

[3]	Does not include gain on sale or tax on gain of sale related to discontinued operations (a total of $50 million).

Table 7
Reconciliation of Other Charges and Other Adjustments
Other Charges:

	Three Months Ended
	March 31,
(in $ millions)	2007	2006

Employee termination benefits	—	2
Plant/office closures	—	(2)

Total restructuring	—	—
Insurance recoveries associated with plumbing cases		(1)
Other	1	1

Total	1	-

Other Adjustments: 1

	Three Months Ended
	March 31,
(in $ millions)	2007	2006

Executive severance & other costs related to Squeeze-Out	1	10
Ethylene Pipeline Exit	10	—
Business Optimization	2	—
Ticona relocation	1	—
Other	4	—

Total	18	10

Total other charges and other adjustments	19	10

[1]	These items are included in net earnings but not included in other charges.

Table 8
Equity Affiliate Preliminary Results — Total — Unaudited

	Three Months Ended
(in $ millions)	March 31,
	2007	2006

Net Sales
Ticona Affiliates[1]	307	277
Infraserv[2]	342	321

Total	649	598

Operating Profit
Ticona Affiliates	44	44
Infraserv	17	15

Total	61	59

Depreciation and Amortization
Ticona Affiliates	14	12
Infraserv	19	19

Total	33	31

Affiliate EBITDA[3]
Ticona Affiliates	58	56
Infraserv	36	34

Total	94	90

Net Income
Ticona Affiliates	30	30
Infraserv	13	12

Total	43	42

Net Debt
Ticona Affiliates	160	29
Infraserv	(14)	33

Total	146	62

Equity Affiliate Preliminary Results — Celanese Proportional Share — Unaudited4

	Three Months Ended
(in $ millions)	March 31,
	2007	2006

Net Sales
Ticona Affiliates	142	128
Infraserv	120	111

Total	262	239

Operating Profit
Ticona Affiliates	21	21
Infraserv	5	4

Total	26	25

Depreciation and Amortization
Ticona Affiliates	6	6
Infraserv	7	7

Total	13	13

Affiliate EBITDA[3]
Ticona Affiliates	27	26
Infraserv	11	10

Total	38	36

Equity in net earnings of affiliates (as reported on the Income Statement)
Ticona Affiliates	14	14
Infraserv	4	4

Total	18	18

Afilliate EBITDA in excess of Equity in net earnings of affiliates[5]
Ticona Affiliates	13	12
Infraserv	7	6

Total	20	18

Net Debt
Ticona Affiliates	73	11
Infraserv	(5)	13

Total	68	24

[1]	Ticona Affiliates includes PolyPlastics (45% ownership), Korean Engineering Plastics(50%) and Fortron Industries(50%)

[2]	Infraserv includes Infraserv Entities valued as equity investments (Infraserv Höchst Group — 31% ownership, Infraserv Gendorf — 39% and Infraserv Knapsack 27%)

[3]	Affiliate EBITDA is the sum of Operating Profit and Depreciation and Amortization

[4]	Calculated as the product of figures from the above table times Celanese ownership percentage

[5]	Product of Celanese proportion of Affiliate EBITDA less Equity in net earnings of affiliates; not included in Celanese operating EBITDA